2350 N. Sam Houston Parkway East Suite 125 Houston, Texas 77032 (281) 618-4700 Fax: (281) 618-4820

NEWS RELEASE

SOUTHWESTERN ENERGY ANNOUNCES RESIGNATION OF RICHARD F. LANE

Houston, Texas – September 3, 2008...Southwestern Energy Company (NYSE: SWN) today announced that Richard F. Lane, Executive Vice President of the company and President of the company’s exploration and production (E&P) subsidiaries, SEECO, Inc. and Southwestern Energy Production Company, has resigned his positions with the company and its subsidiaries effective September 3, 2008, to pursue personal and professional business interests. Mr. Lane will continue his relationship with Southwestern as a consultant to the company through December 31, 2009.

"I am proud of what has been accomplished by the people of Southwestern Energy during my 10 years with the company.  I look forward to being able to have a continuing relationship with them and to pursuing new opportunities in my life,” said Mr. Lane.

“Richard has been an important contributor to the achievements of Southwestern Energy,” stated Harold M. Korell, Chairman and Chief Executive Officer. “Although we are sad to see him go, we have built a strong and capable E&P organization to move us into the future. We look forward to continuing our relationship with Richard and taking advantage of his expertise.  I want to personally thank Richard for his contributions to Southwestern and wish him well in all of his future endeavors.”

Southwestern Energy Company is an integrated natural gas company whose wholly-owned subsidiaries are engaged in oil and gas exploration and production and natural gas gathering and marketing. Additional information on the company can be found on the Internet at http://www.swn.com.

Contacts:

Greg D. Kerley

Brad D. Sylvester, CFA

Executive Vice President

Manager, Investor Relations

and Chief Financial Officer

            (281) 618-4897

(281) 618-4803

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